Exhibit 99.2

FORM 51-102F3

MATERIAL CHANGE REPORT

1.	Name and Address of Company

VBI Vaccines Inc. (the “Company”)

160 Second Street, 3rd Floor

Cambridge, Massachusetts, United States

02142

2.	Dates of Material Change

January 3, 2025.

3.	News Releases

A press release was disseminated on January 3, 2025, through newswire and the Company’s website.

4	Summary of Material Changes

On January 3, 2025, the Company announced, that, in connection with its creditor protection proceedings under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) and its previously announced sale and investment solicitation process, the Company completed the transactions contemplated by that certain amended and restated acquisition agreement made effective as of October 24, 2024 (as amended from time to time, the “Acquisition Agreement”) with K2 VBI Equity Trust, LLC (“K2” or the “Purchaser”), an affiliate of K2 HealthVentures LLC (“K2HV”), one of the secured creditors of the Company and the lender under the debtor-in-possession financing (the “DIP Loan”) implemented in connection with the CCAA proceedings.

5.	Full Description of Material Changes

On January 3, 2025, the Company announced, that, in connection with its creditor protection proceedings under the CCAA and its previously announced sale and investment solicitation process, the Company completed the transactions contemplated by the Acquisition Agreement with K2, an affiliate of K2HV, one of the secured creditors of the Company and the lender under the DIP Loan implemented in connection with the CCAA proceedings.

Pursuant to the Acquisition Agreement, the Purchaser (or its nominee in respect of certain designated assets) acquired all or substantially all of the assets of the Company and its subsidiaries that are parties to the Acquisition Agreement, pursuant to (i) a reverse vesting order in respect of the Company and Variation Biotechnologies Inc. (“VBI Canada”), whereby, among other things, (A) all of the issued and outstanding equity interests of the Company and VBI Canada, including the issued common shares of the Company that were previously listed on the Nasdaq Stock Market, were cancelled and redeemed by the Company or VBI Canada, as applicable, for no consideration, (B) shares of a newly created class of common shares were issued to the Purchaser in consideration for releasing the Company and its applicable subsidiaries from repayment of the aggregate amounts outstanding under the DIP Loan and the pre-existing loan and guarantee agreement among K2HV, as lender, and the Company and VBI Vaccines (Delaware) Inc. (“VBI DE”), as borrowers, and (C) certain excluded assets and excluded liabilities of the Company, VBI DE and VBI Canada, including the equity interests beneficially held by the Company or its subsidiaries in Variation Biotechnologies (US), Inc., VBI Vaccines B.V., SciVac and SciVac Hong Kong Limited, were vested out in newly-incorporated special purpose vehicles (the “ResidualCos”) incorporated for the purposes of the transactions contemplated by the Acquisition Agreement; and (ii) a vesting order whereby the issued share of common stock of VBI DE were vested in the Purchaser, and certain assets of SciVac, VBI Canada, VBI DE and the Company were vested in VBI DE (or the Purchaser’s nominee) (collectively with the other transactions contemplated by the Acquisition Agreement, the “Transaction”).

The Acquisition Agreement and the Transaction had been previously approved by the Ontario Superior Court of Justice (Commercial List) (the “Court”) on October 31, 2024. On December 9, 2024, the British Columbia Securities Commission, as principal securities regulator of the Company, had also issued an order partially revoking the “failure to file” cease-trade order as it applies to the Company solely for the purpose of completing the Transaction with the Purchaser.

Following completion of the Transaction, in accordance with the Acquisition Agreement and the Court order, VBI and certain of its subsidiaries, namely VBI Canada, VBI DE and the ResidualCos, became wholly-owned subsidiaries of the Purchaser and emerged from the CCAA proceedings. Furthermore, all of the directors and executive officers of VBI have resigned effective upon closing of the Transaction and have been replaced by nominees of K2. The Company wishes to thank each of them for their stewardship in guiding the Company through this corporate transition.

The Company is expected to apply for an order to cease to be a reporting issuer under Canadian securities laws in all Canadian jurisdictions in which it is currently a reporting issuer. Upon ceasing to be a reporting issuer, the Company would no longer file any further continuous disclosure. The Company is also expected to deregister its common shares under the U.S. Securities Exchange Act of 1934, as amended.

Additional Information

For addition information regarding the CCAA proceedings, please contact Ernst & Young Inc., the Court-appointed monitor of VBI and its subsidiaries by telephone at 1-888-338-1764, or by email at vbi.monitor@ca.ey.com. Documents on the CCAA proceedings, including copies of the orders granted by the Court, are also available at the following address: https://documentcenter.ey.com.

6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

This report is not being filed on a confidential basis.

7.	Omitted Information

Not applicable.

8.	Executive Officer

Jeffrey R. Baxter, President & Chief Executive Officer
Email: jbaxter@vbivaccines.com

9.	Date of Report

January 3, 2025